EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 3, 2015, with respect to the consolidated financial statements of Resource Real Estate Innovation Office REIT, Inc. (a Maryland Corporation), for the period June 25, 2014 through September 30, 2014 which are included in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 3, 2015